CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-156771, 333-165551, and 333-197818 on Form S-3, and Registration Statement Nos. 333-82087, 333-100928, 333-136230, 333-148328, 333-152985, 333-183177, and 333-192497 on Form S-8 of our reports dated February 27, 2015, relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Financial Services Corp for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
St. Louis, Missouri
February 27, 2015